Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	FOR IMMEDIATE RELEASE MEMC ANNOUNCES FOURTH QUARTER & FULL YEAR RESULTS

St. Peters, MO, January 25, 2007 – MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the fourth quarter and year ended December 31, 2006.

Summary of fourth quarter results:

•	Net sales of $420.5 million
•	Gross margin of $203.3 million (48.3% of net sales)
•	Operating income of $168.6 million (40.1% of net sales)
•	Cash and short-term investment balances of $585.5 million

The Company reported fourth quarter net sales of $420.5 million, which represents an increase of 3.1% from the third quarter level of $407.9 million. Gross margin in the quarter was $203.3 million, or 48.3% of net sales, compared to $192.5 million, or 47.2% of net sales, in the third quarter. Operating expenses totaled $34.7 million in the quarter, or 8.2% of sales, compared to $31.8 million, or 7.8% of sales in the third quarter. Operating income in the quarter was $168.6 million, or 40.1% of net sales, compared to $160.7 million, or 39.4% of net sales, in the third quarter. Other income in the quarter includes a benefit of $21.3 million, reflecting the required end of period valuation of the Suntech warrants.

Using an estimated effective cash tax rate of 19%, non-GAAP net income for the fourth quarter of 2006 was $157.8 million and non-GAAP diluted EPS was $0.68. Net income for the fourth quarter, using a book tax rate of 33.6%, was $129.0 million and diluted EPS was $0.56. Both GAAP and Non-GAAP EPS figures include $7.2 million in pre-tax stock compensation expense ($0.02 per share after tax) and $21.3 million in pre-tax benefit relating to the Suntech warrants ($0.06 per share after tax). See non-GAAP reconciliation information at the end of this press release following the financial statement tables.

During the fourth quarter, the company generated operating cash flow of $153.7 million, or 36.6% of sales. Capital expenditures for the quarter totaled $51.6 million, or 12.3% of sales. Free cash flow (operating cash flow minus capital expenditures) was $102.1 million or 24.3% of sales. MEMC ended the fourth quarter with cash and short-term investments of $585.5 million, compared to $451.9 million at the end of the prior quarter.

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MEMC ELECTRONIC MATERIALS

Nabeel Gareeb, MEMC’s chief executive officer said, “We are pleased with our performance this quarter as we achieved strong results in a very mixed business environment, where some of the semiconductor segments exhibited greater than anticipated weakness on a short-term basis. Revenue and earnings continued to grow at a solid pace, and our consistent cash flow generation has enabled cash and investment balances to exceed $585 million.”

“For the full year 2006, MEMC grew revenue by almost 40%, resulting in the company crossing over the one-and-a-half billion dollar mark in revenues. Our financial performance and profitability improved significantly in almost every category in 2006 including operating profit, which more than doubled versus the prior year, gross margin which grew to a record $689 million, or almost 45% of sales, and non-GAAP EPS, which also more than doubled compared to 2005. In addition, we achieved a return on assets (net income divided by average total assets) greater than 25%, operating cash flow of 34% of sales and free cash flow of 25% of sales.”

First Quarter & 2007 Outlook

“The demand environment in the semiconductor industry continues to be mixed,” continued Gareeb, “due to some customers continuing to work through their inventory issues, which are compounded by traditional seasonality of their demand. The solar market, however, continues to be strong, and our first deliveries of solar wafers commenced last week. Based on the indicated demand from our semiconductor and solar customers, we are targeting first quarter 2007 sales to be approximately $440 million. In addition, we are targeting margins to improve by approximately 200 basis points compared to the fourth quarter, with operating expense dollars staying approximately flat.”

“Based on market indicators, customer indications and our solar wafer delivery outlook, we have established the following targets for the full year 2007: revenue to be over $1.9 billion and non-GAAP EPS to be a little over $3, based on a cash tax rate in the mid-teens, and excluding any change in the Suntech warrant valuation. These targets assume a reasonably healthy demand environment for the markets with no significant economic issues during 2007.”

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Longer-Term Targets

“Reflecting on Phase I (the last five years) of MEMC’s renewal, we are pleased with what we have accomplished so far. MEMC’s sales on average have grown 20% per year, while earnings have grown from a loss position to approximately $2.00 per share (non-GAAP). Over the five years we have improved our return on capital employed to well over 30%, and our return on assets from negative territory to over 20%. In addition, we have paid off virtually all of our debt, and consistently generate free cash flow. While we are pleased with our performance in Phase I of our renewal, we are even more excited about our prospects over the next five years, a period that we are referring to as Phase II.”

“Since 2002, we have provided investors with a long-term steady-state business model, which is intended to reflect our targets for future performance. This model, which was last revised in July 2005, has historically been in the form of margin percentages or ranges, has not included revenue growth, and was based primarily on the opportunities available to us from sales of semiconductor wafers.”

“Our introduction of solar wafers has enabled opportunities for faster growth at equivalent or better profit levels. In addition, we continue to have opportunities to further reduce our existing wafer manufacturing costs. Both of these dynamics need to be reflected in a revised model for Phase II of MEMC’s evolution. In the Phase I model, the lack of specific revenue targets caused uncertainty about our top line growth opportunities. As we grow to larger levels of revenue and aim for continued margin improvement, the ranges of margin percentage in the model would need to become wider to account for market uncertainty three to five years out. They could also unintentionally communicate artificial limits regarding our improvement potential. To provide greater clarity regarding our growth opportunities and avoid establishing artificial upper limits on our margin potential, we are moving from a generic percentage based model, that worked well for the first half of this decade, to a target based approach, similar to our annual guidance. For Phase II of MEMC’s growth, we have established the following three to five year targets (barring any significant economic issues and assuming reasonable growth in the semiconductor and solar markets):

▪	Revenue between $3-$4 billion per year
▪	Operating expenses between $150-$200 million per year
▪	Non-GAAP EPS between $5 and $7 (assuming mid-teens cash tax rate, no unusual benefits or losses, with approximately the same number of shares outstanding as today)
▪	Annual capital expenditures between 10%- 15% of sales
▪	Net cash position (cash and short-term investments minus debt)
▪	Improving margins (we will continue to provide specific margin guidance on a quarterly basis)

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Should we achieve the above targets, MEMC will achieve compound annual non-GAAP EPS growth in Phase II of approximately 30% or more. Combined with the accomplished results of Phase I, that would represent a compound annual growth rate in non-GAAP EPS of over 30% for almost a decade.”

“We have demonstrated strong results through the first half of this decade, through good markets and bad. Our financial, technological and strategic positioning continues to strengthen, and we are excited about our prospects as we anticipate Phase II of MEMC’s evolution during the second half of this decade and beyond,” concluded Gareeb. See non-GAAP reconciliation information at the end of this press release following the financial statement tables.

Conference Call

MEMC will host a conference call today, January 25, 2007, at 5:30 p.m. ET to discuss the company’s fourth quarter and full year results and related business matters. A live webcast will be available on the company’s web site at www.memc.com/ir. As a supplement to today’s earnings conference call and this press release, we have included a few slides on the same page of our website that may be helpful to investors. Please go to the web site fifteen minutes prior to the call to register and view the slides.

A replay of the conference call will be available from 7:30 p.m. ET on January 25, 2007, until 11:59 p.m. ET on February 1, 2007. To access the replay, please dial (203) 369-1666 at any time during that period. A replay will also be available until 11:59 p.m. ET on February 1, 2007 on the company’s web site at www.memc.com.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.

Contact:

Bill Michalek

Director, Investor Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

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MEMC ELECTRONIC MATERIALS

Certain matters discussed in this news release are forward-looking statements, including our expectation that first quarter 2007 sales are targeted to be approximately $440 million, that margins are targeted to increase by approximately 200 basis points from the fourth quarter, with operating expense dollars staying approximately flat; that barring any significant economic issues, full year 2007 targets are revenue to be over $1.9 billion and non-GAAP EPS to be a little over $3.00 (based on a cash tax rate in the mid-teens and excluding any change in the Suntech warrant valuation); that barring any significant economic issues and assuming reasonable growth in the semiconductor and solar markets, we have established three to five year targets including revenue to be between $3-$4 billion per year and non-GAAP EPS to be between $5 and $7 (at mid-teens cash tax rate, no unusual benefits or losses, with approximately the same number of shares outstanding as today); that average annual capital expenditures will be between 10%-15% of sales; that operating expenses will be between $150-$200 million per year; that we will be in a net cash position; and that margins will be improving over 2006 levels.      Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers and semiconductors as well as polysilicon; customer acceptance of our new products; utilization of manufacturing capacity; our ability to reduce manufacturing and operating costs; inventory levels of our customers; changes in the pricing environment for both silicon wafers and polysilicon; supply chain difficulties or problems; assumptions underlying management’s financial estimates; general economic conditions; actions by competitors, customers and suppliers; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in the composition of worldwide taxable income; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; Dollars in thousands, except share data)

	Three Months Ended			Twelve Months Ended

	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

Net sales	$ 420,546	$ 407,949	$ 303,441	$ 1,540,584	$ 1,107,379
Cost of goods sold	217,250	215,441	192,748	851,637	740,861
Gross margin	203,296	192,508	110,693	688,947	366,518

Operating expenses:
Marketing and administration	25,892	22,774	20,812	94,852	76,316
Research and development	8,763	9,072	8,400	35,819	33,209
Operating income	168,641	160,662	81,481	558,276	256,993

Nonoperating (income) expense:
Interest expense	416	199	1,705	2,428	7,256
Interest income	(6,207)	(4,227)	(1,572)	(14,672)	(4,156)
Currency losses	16	667	765	1,061	441
(Gain) loss on fair value of warrant	(21,299)	2,385	-	(18,914)	-
Other, net	(846)	(170)	134	(2,113)	1,077
Total nonoperating (income) expense	(27,920)	(1,146)	1,032	(32,210)	4,618
Income before income taxes and minority interests	196,561	161,808	80,449	590,486	252,375
Income tax provision (benefit)	66,051	68,329	27,787	214,833	(2,808)
Income before minority interests	130,510	93,479	52,662	375,653	255,183
Minority interests	(1,560)	(2,432)	(2,449)	(6,365)	(5,830)
Net income	$ 128,950	$ 91,047	$ 50,213	$ 369,288	$ 249,353

Basic income per share	$ 0.58	$ 0.41	$ 0.23	$ 1.66	$ 1.17
Diluted income per share	$ 0.56	$ 0.40	$ 0.22	$ 1.61	$ 1.10
Weighted average shares used in computing basic Income per share	222,728,419	222,058,257	221,164,731	222,128,722	213,513,110
Weighted average shares used in computing diluted income per share	230,330,246	229,713,394	228,284,715	229,743,349	226,449,944

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; Dollars in thousands)

	December 31,	September 30,	December 31,
	2006	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$ 527,520	$ 418,394	$ 126,494
Short-term investments	57,971	33,478	27,117
Accounts receivable, net	199,071	186,955	125,183
Inventories	80,179	96,055	119,956
Prepaid and other current assets	34,773	31,344	37,528
Total current assets	899,514	766,226	436,278
Property, plant and equipment, net	603,509	552,748	494,927
Deferred tax assets, net	119,457	152,986	165,570
Other assets	143,044	118,194	51,328
Total assets	$ 1,765,524	$ 1,590,154	$ 1,148,103

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$ 5,035	$ 5,100	$ 18,305
Accounts payable	125,358	108,250	105,500
Accrued liabilities	35,081	59,635	48,938
Deferred revenue	5,221	5,069	14,558
Accrued wages and salaries	32,781	34,549	25,987
Income taxes payable	54,342	92,813	11,621
Total current liabilities	257,818	305,416	224,909
Long-term debt, less current portion	29,373	32,299	34,821
Pension and post-employment liabilities	85,245	81,922	91,028
Deferred revenue	68,105	67,261	-
Other liabilities	119,528	71,482	41,362
Total liabilities	560,069	558,380	392,120
Minority interests	38,562	43,816	44,646
Commitments and contingencies
Stockholders' equity:
Preferred stock	-	-	-
Common stock	2,240	2,229	2,223
Additional paid-in capital	242,538	214,017	191,535
Retained earnings	933,805	798,042	557,704
Accumulated other comprehensive loss	(7,419)	(22,059)	(35,854)
Treasury stock	(4,271)	(4,271)	(4,271)
Total stockholders' equity	1,166,893	987,958	711,337
Total liabilities and stockholders' equity	$ 1,765,524	$ 1,590,154	$ 1,148,103

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; Dollars in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

Cash Flows from Operating Activities:
Net income	$ 128,950	$ 91,047	$ 50,213	$ 369,288	$ 249,353
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	18,709	17,637	15,554	70,256	57,182
Minority interests	1,560	2,432	2,449	6,365	5,830
Stock compensation	7,078	4,542	1,483	19,026	2,156
Working capital and other	(2,558)	24,739	37,298	64,200	6,475
Net cash provided by operating activities	153,739	140,397	106,997	529,135	320,996

Cash Flows from Investing Activities:
Proceeds from sales and maturities of investments	15,830	2,088	27,209	32,213	46,254
Purchases of investments	(44,359)	(4,242)	(17,825)	(61,970)	(37,885)
Capital expenditures	(51,630)	(33,985)	(21,171)	(148,370)	(162,738)
Proceeds from sale of property, plant and equipment	-	-	15	145	21
Proceeds from insurance settlement	-	3,750	1,736	3,750	1,736
Net cash used in investing activities	(80,159)	(32,389)	(10,036)	(174,232)	(152,612)

Cash Flows from Financing Activities:
Net short-term borrowings	-	(240)	(1,302)	(13,209)	(9,054)
Proceeds from issuance of long-term debt	-	-	-	-	60,000
Principal payments on long-term debt	(2,559)	-	(78,509)	(5,250)	(149,476)
Debt financing fees	-	-	-	-	(1,184)
Proceeds from issuance of common stock	10,864	975	1,944	17,148	14,817
Proceeds from customer deposits	16,031	21,219	-	37,250	-
Dividend to minority interest	-	-	-	(5,636)	(9,546)
Excess tax benefits from share-based payment arrangements	8,157	1,052	-	9,209	-
Net cash provided by (used in) financing activities	32,493	23,006	(77,867)	39,512	(94,443)

Effect of exchange rate changes on cash and cash equivalents	3,053	1,049	(232)	6,611	3,034

Net increase in cash and cash equivalents	109,126	132,063	18,862	401,026	76,975
Cash and cash equivalents at beginning of period	418,394	286,331	107,632	126,494	49,519
Cash and cash equivalents at end of period	$ 527,520	$ 418,394	$ 126,494	$ 527,520	$ 126,494

Reconciliation of GAAP Net Income and EPS

to non-GAAP Net Income and EPS

	Net Income	EPS
GAAP	$ 129.0	$ 0.56
Cash Tax Difference*	$ 28.8	$ 0.12
Non-GAAP	$ 157.8	$ 0.68

*Our estimated cash tax rate is the estimated tax payable on our tax returns as a percentage of estimated annual pre-tax book income. The annual cash tax rate is estimated quarterly by reference to book taxable income and then taking into account temporary book/tax differences and any tax basis items reflected on our annual tax returns. The Q4 2006 estimated cash tax rate is 19%. The Q4 2006 book tax rate is 33.6%, giving rise to a $28.8 million tax difference from GAAP to non-GAAP EPS calculations as reflected in the above table.

Future years' projected non-GAAP EPS is based on a mid-teens cash tax rate, no unusual benefits or losses and approximately the same number of shares outstanding as today. Reconciliation to projected GAAP numbers cannot be made at this time because the information necessary to calculate this number is not now available to the Company.